EXHIBIT 99.B

News
For Immediate Release

Colorado Interstate Gas Company Announces Notes Offering

HOUSTON, TEXAS, March 2, 2005—Colorado Interstate Gas Company (CIG), a subsidiary of El Paso Corporation (NYSE: EP), announced today that it intends to offer $200 million of senior notes due 2015 in a Rule 144A offering with registration rights.

The net proceeds of the offering are expected to be used to repay $180 million of CIG’s 10-percent senior debentures, which mature on June 15, 2005, and for general corporate purposes.

Upon issuance, the notes will be senior unsecured obligations of CIG and will rank equally in right of payment with other existing and future unsecured senior indebtedness of CIG. The notes will not be guaranteed by El Paso Corporation or any of its affiliates.

The notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or a solicitation of any offer to buy such securities and is issued pursuant to Rule 135c under the Securities Act.

Cautionary Statement Regarding Forward-Looking Statements

This news release includes forward-looking statements made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from expectations expressed in this release, including, without limitation, expectations regarding the closing and use of proceeds of this offering; our ability to successfully register the securities being offered; the uncertainties associated with governmental regulation; regulatory proceedings; and other factors described in the company’s (and its affiliates’) Securities and Exchange Commission filings. While the company makes these statements in good faith, neither the company nor its management can guarantee that expectations will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Fax: (713) 420-4417

Media Relations
Chris Jones, Manager
Office: (713) 420-4136
Fax: (713) 420-4417 1